Exhibit 99.1

Retail Opportunity Investments Corp.
Announces Appointment of Richard K. Schoebel as Chief Operating Officer

NEW YORK, November 18, 2009 – Retail Opportunity Investments Corp. (“ROIC”) (NASDAQ: ROIC) announced today that ROIC appointed Richard K. Schoebel as Chief Operating Officer, beginning November 30, 2009.

Mr. Schoebel brings with him over 18 years of real estate industry experience, specializing in shopping centers. As COO, Mr. Schoebel will be responsible for all day-to-day operational matters including strategic planning and goal setting for ROIC and will assist, CEO Stuart A. Tanz, with the implementation of property acquisitions and management strategies.

Speaking on the appointment, Mr. Tanz said, “I am delighted that Rich is joining us. I look forward to continuing our collaborative relationship formed during our time together at Pan Pacific Retail Properties, Inc. Rich has significant experience in key positions at a number of real estate companies which will be instrumental as we drive our business plan forward.”

During Mr. Schoebel’s 12-years at Pan Pacific Retail Properties, Inc., he held numerous positions ultimately serving as Vice President Operations where he directed the leasing and property management of a portfolio comprising 38 shopping centers, encompassing 5 million square feet. In addition, he was instrumental in the rapid growth of Pan Pacific through portfolio and single property acquisitions. Most recently, Mr. Schoebel served as the Vice President, Property Management for the West Region of Centro Properties Group (US) where he was responsible for 8.9 million square feet of community and neighborhood shopping centers. From 2007 to 2009, Mr. Schoebel was a Managing Member of Pacific Spectrum Properties, LLC. a brokerage firm providing leasing, management and consulting services to shopping center owners. Mr. Schoebel has operated retail properties in ten states including, California, Washington, Oregon, Nevada, Arizona and Connecticut.

Retail Opportunity Investments Corp.

Retail Opportunity Investments Corp. is a corporation that intends to qualify as a REIT for U.S. federal incoming tax purposes and that expects to invest in, acquire, own, lease, reposition and manage a diverse portfolio of necessity-based retail properties, including, primarily, well located community and neighborhood shopping centers, anchored by national or regional supermarkets and drugstores. ROIC will target properties strategically situated in densely populated, middle and upper income markets in the eastern and western regions of the United States.

Forward-looking statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on the current expectations and projections of ROIC about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause ROIC’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in ROIC’s other SEC filings.

Investor Contact:
Austin Barsophy
Retail Opportunity Investments Corp.
3 Manhanttanville Road
Purchase, NY 10577
(914) 272- 8066